Exhibit 99.1

FOR IMMEDIATE RELEASE

Stoneridge Announces Closing of Secondary Offering

Warren, Ohio – November 8, 2010 – Stoneridge, Inc. (NYSE:SRI) announced today the closing on November 8, 2010 by shareholders affiliated with the Draime family (the “Selling Shareholders”) in an underwritten secondary public offering of the sale of 10,173,285 Company Common Shares at $10.75 per Common Share, less underwriting commissions and discounts.  The Company did not receive any proceeds from the offering.  Credit Suisse was the sole underwriter of the offering on behalf of the Selling Shareholders.

A registration statement relating to Common Shares was declared effective by the Securities and Exchange Commission on November 2, 2010.  The offering was made by the Selling Shareholders only by means of a written prospectus forming part of the effective registration statement.  Copies of the prospectus may be obtained from the offices of Credit Suisse, Attention: Credit Suisse Prospectus Department, One Madison Avenue, New York, New York 10010; telephone: 1-800-221-1037.  Copies of the registration statement and the prospectus are also available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules, and systems principally for the medium- and heavy-duty truck, automotive, and agricultural and off-highway vehicle markets.

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For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443